Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS RECORD FIRST QUARTER REVENUES
AND ALL-TIME RECORD BOOKING LEVELS

MIAMI (March 27, 2024) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced financial results for the first quarter 2024 and provided an outlook for the full year and second quarter 2024.

•Record first quarter revenues of $5.4 billion with record net yields (in constant currency) and record net per diems (in constant currency) both significantly exceeding 2023 levels (see “Non-GAAP Financial Measures” below).
•The company improved its first quarter bottom line by nearly $500 million compared to 2023 and adjusted net loss was better than December guidance, with continued strength in demand driving ticket prices higher (see “Non-GAAP Financial Measures” below).
•During the first quarter, booking volumes hit an all-time high with prices considerably higher year over year.
•Following a successful wave season (peak booking period), the company raised its full year 2024 net yield guidance (in constant currency) by over a point to approximately 9.5 percent compared to 2023 based on continued strength in demand and also improved its adjusted cruise costs excluding fuel guidance (in constant currency) by $35 million as compared to its December guidance.
•Total customer deposits reached a first quarter record of $7.0 billion, surpassing the previous first quarter record by $1.3 billion.
•The company redeemed its remaining second lien debt (9.875% second-priority secured notes), upsized its forward starting revolving facility by $400 million and extended its availability by two years.
•The company ordered its first newbuilds in five years, the tenth and eleventh in its highly successful excel-class, scheduled to be delivered to Carnival Cruise Line in 2027 and 2028.

“This has been a fantastic start to the year. We delivered another strong quarter that outperformed guidance on every measure, while concluding a monumental wave season that achieved all-time high booking volumes at considerably higher prices,” commented Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein.

“These results are a continuation of the strong demand we have been generating across our brands and all core deployments, leading to an upward revision of full year expectations by more than a point of incremental yield improvement and setting us up nicely to deliver a nearly double-digit improvement in net yields,” Weinstein added.

“With much of this year on the books, we have even greater conviction in delivering record revenues and EBITDA, along with a step change improvement in operating performance, and have begun turning more of our attention to delivering an even stronger 2025,” Weinstein noted.

First Quarter 2024 Results

•Cash from operations was $1.8 billion and operating income was $276 million.
•Adjusted net loss was better than December guidance. U.S. GAAP net loss of $214 million, or $(0.17) diluted EPS, and adjusted net loss of $180 million, or $(0.14) adjusted EPS (see “Non-GAAP Financial Measures” below).
•Adjusted EBITDA of $871 million exceeded December guidance by over $70 million (see “Non-GAAP Financial Measures” below).
•Record first quarter revenues of $5.4 billion, with record net yields (in constant currency) and record net per diems (in constant currency) both significantly exceeding 2023 levels.
•Gross margin yields nearly doubled compared to 2023 and net yields (in constant currency) significantly exceeded 2023 levels by over 17 percent.
◦Gross margin per diems increased 73 percent compared to 2023 levels and net per diems (in constant currency) were up nearly five percent, significantly exceeding strong prior year levels.
◦Onboard revenue per diems were higher than 2023 for the company’s North America and Australia (“NAA”) segment as well as its Europe segment. On a consolidated basis, onboard revenue per diems reflected a mix impact due to the increased weighting of its Europe segment driven by its higher occupancy growth.
•Cruise costs per available lower berth day (“ALBD”) increased 7.9 percent compared to 2023. Adjusted cruise costs excluding fuel per ALBD (in constant currency) were better than December guidance due to the timing of expenses between the quarters and up 7.3 percent compared to 2023 (see “Non-GAAP Financial Measures” below).
•Total customer deposits reached a first quarter record of $7.0 billion, surpassing the previous first quarter record by $1.3 billion ($5.7 billion as of February 28, 2023).

Bookings

The company experienced an early start to a robust wave season with record booking volumes for all future sailings that exceeded expectations. The company achieved considerably higher prices (in constant currency) than last year on first quarter booking volumes, having entered 2024 with less inventory remaining for sale, in line with the company’s strategy to pull the booking curve forward. In fact, pricing (in constant currency) on bookings for the remainder of the year for the company’s NAA segment was considerably higher compared to the prior year, with its Europe segment up double digits.

“We are enjoying a phenomenal wave season with strength across all major deployments and brands. Even with less inventory available for the remainder of the year, booking volumes hit an all-time high, driven by demand for 2025 sailings and beyond. Our brands have demonstrated continued success creating demand that outstrips available capacity translating into higher prices (in constant currency) and a further elongation in the booking curve,” Weinstein noted.

The company’s booked position for the remainder of the year continues to be the best on record, with both pricing (in constant currency) and occupancy considerably higher than 2023.

2024 Outlook

Francis Scott Key Bridge in Baltimore:

•Given the timing of yesterday’s event in Baltimore and the temporary change in homeport, our guidance does not include the current estimated impact of up to $10 million on both adjusted EBITDA and adjusted net income for the full year 2024.

For the full year 2024, the company expects:

•Net yields (in constant currency) up approximately 9.5 percent compared to 2023, over a point better than December guidance, based on continued strength in demand and with occupancy at historical levels.
•Adjusted cruise costs excluding fuel (in constant currency) are $35 million better than December guidance, with adjusted cruise costs excluding fuel per ALBD (in constant currency) 0.5 percentage points higher than December guidance as a result of lower ALBD’s from the Red Sea rerouting as certain ships reposition without guests.
•Adjusted EBITDA of approximately $5.63 billion, over 30 percent growth compared to 2023, and better than December guidance, despite the impact of the Red Sea rerouting of approximately $130 million or $0.09 adjusted EPS through November 2024.

For the second quarter of 2024, the company expects:

•Net yields (in constant currency) up approximately 10.5 percent compared to 2023 levels, including the unfavorable impact from the Red Sea rerouting of 0.5 percentage points, with occupancy at historical levels.
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 3.0 percent compared to the second quarter of 2023, including the unfavorable impact of 1.3 percentage points as a result of lower ALBD’s from the Red Sea rerouting as certain ships reposition without guests.
•Adjusted EBITDA of approximately $1.05 billion, over 50 percent growth compared to the second quarter of 2023.

See “Guidance” and “Reconciliation of Forecasted Data” for additional information on the company’s 2024 outlook.

Financing and Capital Activity

“Continued execution coupled with strengthening demand for our brands is driving increased confidence in our ongoing performance. We are pleased this has been recognized by S&P and Moody’s with their recent upgrades, as well as the recent upsizing and two-year extension of our revolving credit facility,” noted Carnival Corporation & plc’s Chief Financial Officer David Bernstein.

“Looking forward over the next several years, we expect our robust revenue growth, responsible approach to capital investment, and ongoing efforts to refinance debt at favorable rates to deliver substantial free cash flow which will significantly reduce our leverage and build shareholder value,” Bernstein added.

The company continues its efforts to proactively manage its debt profile. During the first quarter, it redeemed and retired nearly $1 billion of debt with original maturities in 2027, including all of the remaining second lien debt outstanding.

The company successfully extended the maturity of its forward starting revolving credit facility (“New Revolving Facility”) to August 2027 and upsized its borrowing capacity by $400 million, bringing its total commitment to $2.5 billion.

The company ended the quarter with $5.2 billion of liquidity. On March 26, 2024, the company prepaid its $837 million euro term loan, saving interest expense and continuing to simplify its capital structure by removing secured debt.

The first quarter generated cash from operations of $1.8 billion and adjusted free cash flow of $1.4 billion. The company took delivery of two spectacular new ships and drew down on two export credit facilities, continuing its strategy to finance its newbuild program at preferential interest rates.

The company ordered its first newbuilds in five years. These newbuilds, the tenth and eleventh in the highly successful excel-class across four different brands, are scheduled to be delivered in 2027 and 2028, which is consistent with the company’s measured capacity growth strategy. These new ships will join the Carnival Cruise Line fleet, helping to meet the brand’s outsized demand and drive further revenue growth.

Sustainability

The company continues to focus on reducing its greenhouse gas (“GHG”) emissions footprint and pursuing net zero emissions from ship operations. In the first quarter of 2024, the company took delivery of two liquified natural gas (“LNG”) powered ships with Carnival Jubilee, marking the ninth vessel in its popular and exceptionally efficient series of excel-class ships and Sun Princess, the first ship in its sphere class. The company now has 10 LNG powered ships in its fleet and three more on order for delivery through 2028.

The company continues to implement several fuel and energy saving innovations while also pioneering lower emission alternatives and exploring other new technologies to power its ships. Collectively, these initiatives are expected to drive an 18 percent reduction in GHG emission intensity on a lower berth capacity basis in 2024 compared to 2019, approaching its initial 2030 goal of a 20 percent reduction and reaffirming its progress to achieve its goal four years early. For full year 2024, the company expects to achieve a 42 percent reduction compared to 2008, ahead of the International Maritime Organization’s (“IMO”) 2030 carbon intensity reduction timeline. For more detailed information on the company’s investments to further reduce its environmental footprint, see the company’s press release issued on February 6, 2024.

Other Recent Highlights

•Carnival Firenze officially joined the Carnival Cruise Line fleet, becoming the second ship to feature its highly successful “Fun Italian Style” concept and will begin homeporting from the west coast in April.
•Carnival Cruise Line announced a new pier extension for Celebration Key, which will ultimately double the arrivals at its highly anticipated, new exclusive destination on Grand Bahama Island opening summer 2025.
•Princess Cruises debuted its most luxurious ship to date, Sun Princess, offering an extraordinary guest experience while showcasing next-level architecture and amenities.
•AIDA Cruises announced the largest modernization program in its fleet’s history, AIDA Evolution, focused on enhancing guest experience while further reducing its environmental footprint.
•Carnival Corporation & plc’s brands continue to achieve new peak booking levels with Holland America Line reaching its highest booking day in its history, P&O Cruises (UK) and Princess Cruises’ Alaska bookings surpassing their previous January record, and Cunard reporting more guests booked in January than any equivalent period in the last decade.
•Carnival Corporation was named one of America’s Best Large Employers for 2024 by Forbes.

Guidance

Francis Scott Key Bridge in Baltimore:

•Given the timing of yesterday’s event in Baltimore and the temporary change in homeport, our guidance does not include the current estimated impact of up to $10 million on both adjusted EBITDA and adjusted net income for the full year 2024.

(See “Reconciliation of Forecasted Data”)

	2Q 2024		Full Year 2024
Year over year change	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net yields	Approx. 10.5%	Approx. 10.5%	Approx. 9.5%	Approx. 9.5%
Adjusted cruise costs excluding fuel per ALBD	Approx. 3.0%	Approx. 3.0%	Approx. 5.5%	Approx. 5.0%

	2024
	2Q	3Q	4Q	Full Year
ALBDs (in millions) (a)	23.5	25.2	23.7	95.4

(a)    See “Notes to Statistical Information”

	2Q 2024	Full Year 2024
Capacity growth compared to prior year	5.4%	4.5%

Fuel consumption in metric tons (in millions)	0.8	3.0
Fuel cost per metric ton consumed (excluding European Union Allowance (“EUA”))	$665	$670
EUA cost per metric ton of emissions	$70	$65
EUA expense (in millions)	$13	$46
Fuel expense (including EUA expense) (in billions)	$0.52	$2.0

Depreciation and amortization (in billions)	$0.65	$2.6
Interest expense, net of capitalized interest and interest income (in billions)	$0.45	$1.74

Adjusted EBITDA (in billions)	Approx. $1.05	Approx. $5.63
Adjusted net income (loss) (in millions)	Approx. $(35)	Approx. $1,280
Adjusted earnings per share - diluted (a)	Approx. $(0.03)	Approx. $0.98
Weighted-average shares outstanding - basic	1,267	1,273
Weighted-average shares outstanding - diluted	1,267	1,398

(a)    Diluted adjusted earnings per share for the full year 2024 includes the add-back of dilutive interest expense related to the company’s convertible notes of $94 million. The add-back expense is antidilutive to the second quarter of 2024 calculation and accordingly has been excluded.

Currencies (USD to 1)	2Q 2024	Full Year 2024
AUD	$0.65	$0.65
CAD	$0.74	$0.74
EUR	$1.09	$1.09
GBP	$1.27	$1.27

Sensitivities (impact to adjusted net income (loss) in millions)	2Q 2024	Remainder of 2024
1% change in net yields	$39	$135
1% change in adjusted cruise costs excluding fuel per ALBD	$27	$79
1% change in currency exchange rates	$4	$18
10% change in fuel price	$50	$147
100 basis point change in variable rate debt (including derivatives)	—	$45

Capital Expenditures

The company’s expected capital expenditures, are as follows:

(in billions)	Remainder of 2024	2025	2026
Contracted newbuild (a)	$0.9	$1.0	$0.4
Non-newbuild	1.5	2.0	2.0
Total (b)	$2.3	$3.0	$2.4

(a)Includes payments for the newbuild ordered subsequent to February 29, 2024, scheduled to be delivered in 2028.

(b)Future capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar. These figures do not include potential ship orders (stage payments and final delivery payments) that the company may place in the future.

Committed Ship Financings

(in billions)	2024	2025
Future export credit facilities at February 29, 2024	$0.6	$0.7

Outstanding Debt Maturities

As of February 29, 2024, the company’s outstanding debt maturities are as follows:

(in billions)	2024	2025	2026
First Lien (a)	$0.0	$0.9	$0.0
Export Credits	0.9	1.3	1.3
Convertible Notes	0.4	—	—
All other	0.4	0.2	2.0
Total Principal payments on outstanding debt	$1.7	$2.4	$3.3

(a)Subsequent to February 29, 2024, the company prepaid $837 million of its euro floating rate loan originally scheduled to mature in 2025. Contractual principal payments for the company’s 2025 debt maturities is $1.5 billion, which does not include any additional prepayments of debt.

Refer to Financial Information within the Investor Relations section of the corporate website for further details on the company’s Debt Maturities: https://www.carnivalcorp.com/financial-information/supplemental-schedules

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its earnings release. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest global cruise company, and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises (Australia), P&O Cruises (UK), Princess Cruises, and Seabourn.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruise.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com.au, www.pocruises.com, www.princess.com and www.seabourn.com. For more information on Carnival Corporation’s industry-leading sustainability initiatives, visit www.carnivalsustainability.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Adjusted net income (loss)
•Booking levels	•Adjusted EBITDA
•Occupancy	•Adjusted earnings per share
•Interest, tax and fuel expenses	•Adjusted free cash flow
•Currency exchange rates	•Net per diems
•Goodwill, ship and trademark fair values	•Net yields
•Liquidity and credit ratings	•Adjusted cruise costs per ALBD
•Investment grade leverage metrics	•Adjusted cruise costs excluding fuel per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted return on invested capital
Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently, and in the future may continue to be, amplified by our substantial debt balance incurred during the pause of our guest cruise operations. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:
•Events and conditions around the world, including geopolitical uncertainty, war and other military actions, inflation, higher fuel prices, higher interest rates and other general concerns impacting the ability or desire of people to travel have led, and may in the future lead, to a decline in demand for cruises as well as negative impacts to our operating costs and profitability.
•Pandemics have in the past and may in the future have a significant negative impact on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry have in the past and may, in the future, negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-money laundering, anti-corruption, economic sanctions, trade protection, labor and employment, and tax may be costly and have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could adversely affect our business.
•Inability to meet or achieve our targets, goals, aspirations, initiatives, and our public statements and disclosures regarding them, including those that are related to sustainability matters, may expose us to risks that may adversely impact our business.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.

•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.
•We rely on supply chain vendors who are integral to the operations of our businesses. These vendors and service providers may be unable to deliver on their commitments, which could negatively impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•We require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors, including those beyond our control, and we may not be able to generate cash required to service our debt and sustain our operations.
•Our substantial debt could adversely affect our financial health and operating flexibility.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including climate change and environmental-related matters). In addition, historical, current, and forward-looking sustainability- and climate-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended February 29/28,
	2024	2023
Revenues
Passenger ticket	$3,617	$2,870
Onboard and other	1,790	1,563
	5,406	4,432
Operating Expenses
Commissions, transportation and other	819	655
Onboard and other	550	484
Payroll and related	623	582
Fuel	505	535
Food	346	311
Other operating	862	743
Cruise and tour operating expenses	3,705	3,311
Selling and administrative	813	712
Depreciation and amortization	613	582
	5,131	4,604
Operating Income (Loss)	276	(172)
Nonoperating Income (Expense)
Interest income	33	56
Interest expense, net of capitalized interest	(471)	(539)
Debt extinguishment and modification costs	(33)	—
Other income (expense), net	(18)	(30)
	(489)	(514)
Income (Loss) Before Income Taxes	(214)	(686)
Income Tax Benefit (Expense), Net	—	(7)
Net Income (Loss)	$(214)	$(693)

Earnings Per Share
Basic	$(0.17)	$(0.55)
Diluted	$(0.17)	$(0.55)
Weighted-Average Shares Outstanding - Basic	1,264	1,260
Weighted-Average Shares Outstanding - Diluted	1,264	1,260

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	February 29, 2024	November 30, 2023
ASSETS
Current Assets
Cash and cash equivalents	$2,242	$2,415
Trade and other receivables, net	644	556
Inventories	531	528
Prepaid expenses and other	1,067	1,767
Total current assets	4,484	5,266
Property and Equipment, Net	41,515	40,116
Operating Lease Right-of-Use Assets, Net	1,238	1,265
Goodwill	579	579
Other Intangibles	1,168	1,169
Other Assets	777	725
	$49,761	$49,120
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	2,195	2,089
Current portion of operating lease liabilities	138	149
Accounts payable	1,103	1,168
Accrued liabilities and other	2,318	2,003
Customer deposits	6,642	6,072
Total current liabilities	12,396	11,481
Long-Term Debt	28,544	28,483
Long-Term Operating Lease Liabilities	1,138	1,170
Other Long-Term Liabilities	1,001	1,105

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 1,253 shares at 2024 and 1,250 shares at 2023 issued	13	12
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2024 and 2023 issued	361	361
Additional paid-in capital	16,679	16,712
Retained earnings (accumulated deficit)	(29)	185
Accumulated other comprehensive income (loss)	(1,938)	(1,939)
Treasury stock, 130 shares at 2024 and 2023 of Carnival Corporation and 73 shares at 2024 and 2023 of Carnival plc, at cost	(8,404)	(8,449)
Total shareholders’ equity	6,682	6,882
	$49,761	$49,120

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

OTHER BALANCE SHEET INFORMATION (in millions)	February 29, 2024	November 30, 2023
Liquidity	$5,209	$5,392
Debt (current and long-term)	$30,739	$30,572
Customer deposits (current and long-term)	$6,950	$6,353

	Three Months Ended February 29/28,
STATISTICAL INFORMATION	2024	2023
Passenger cruise days (“PCDs”) (in millions) (a)	23.5	20.2
ALBDs (in millions) (b)	23.0	22.1
Occupancy percentage (c)	102%	91%
Passengers carried (in millions)	3.0	2.7

Fuel consumption in metric tons (in millions)	0.7	0.7
Fuel consumption in metric tons per thousand ALBDs	31.8	33.4
Fuel cost per metric ton consumed (excluding EUA)	$686	$730
EUA cost per metric ton of emissions	$81	$—
EUA expense (in millions)	$3	$—

Currencies (USD to 1)
AUD	$0.66	$0.69
CAD	$0.74	$0.74
EUR	$1.09	$1.07
GBP	$1.27	$1.22

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended February 29/28,
(in millions)	2024	2023
Net income (loss)	$(214)	$(693)
(Gains) losses on ship sales and impairments	—	(9)
Debt extinguishment and modification costs	33	—
Restructuring expenses	1	—
Other	—	12
Adjusted net income (loss)	$(180)	$(690)
Interest expense, net of capitalized interest	471	539
Interest income	(33)	(56)
Income tax benefit (expense), net	—	7
Depreciation and amortization	613	582
Adjusted EBITDA	$871	$382

	Three Months Ended February 29/28,
	2024	2023
Earnings per share - diluted (a)	$(0.17)	$(0.55)
(Gains) losses on ship sales and impairments	—	(0.01)
Debt extinguishment and modification costs	0.03	—
Restructuring expenses	—	—
Other	—	0.01
Adjusted earnings per share - diluted (a)	$(0.14)	$(0.55)

Weighted-average shares outstanding - diluted (in millions)	1,264	1,260

(a) For the first quarter 2024, the company’s convertible notes are antidilutive and therefore are not included in diluted weighted-average shares outstanding.

	Three Months Ended February 29/28,
(in millions)	2024	2023
Cash from (used in) operations	$1,768	$388
Capital expenditures (Purchases of Property and Equipment)	(2,138)	(1,075)
Proceeds from export credits	1,735	830
Adjusted free cash flow	$1,364	$144
(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross margin per diems and net per diems were computed by dividing the gross margin and adjusted gross margin by PCDs. Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended February 29/28,
(in millions, except per diems and yields data)	2024	2024 Constant Currency	2023
Total revenues	$5,406		$4,432
Less: Cruise and tour operating expenses	(3,705)		(3,311)
Depreciation and amortization	(613)		(582)
Gross margin	1,089		540
Less: Tour and other revenues	(4)		(9)
Add: Payroll and related	623		582
Fuel	505		535
Food	346		311
Ship and other impairments	—		—
Other operating	862		743
Depreciation and amortization	613		582
Adjusted gross margin	$4,033	$4,013	$3,284

PCDs	23.5	23.5	20.2

Gross margin per diems (per PCD)	$46.34		$26.81
% increase (decrease)	73%
Net per diems (per PCD)	$171.64	$170.78	$162.96
% increase (decrease)	5.3%	4.8%

ALBDs	23.0	23.0	22.1

Gross margin yields (per ALBD)	$47.34		$24.49
% increase (decrease)	93%
Net yields (per ALBD)	$175.36	$174.48	$148.87
% increase (decrease)	18%	17%

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended February 29/28,
(in millions, except costs per ALBD data)	2024	2024 Constant Currency	2023
Cruise and tour operating expenses	$3,705		$3,311
Selling and administrative expenses	813		712
Less: Tour and other expenses	(19)		(23)
Cruise costs	4,498		3,999
Less: Commissions, transportation and other	(819)		(655)
Onboard and other costs	(550)		(484)
Gains (losses) on ship sales and impairments	—		9
Restructuring expenses	(1)		—
Other	—		—
Adjusted cruise costs	3,128	3,114	2,869
Less: Fuel	(505)	(505)	(535)
Adjusted cruise costs excluding fuel	$2,624	$2,610	$2,334

ALBDs	23.0	23.0	22.1

Cruise costs per ALBD	$195.60		$181.25
% increase (decrease)	7.9%
Adjusted cruise costs per ALBD	$136.03	$135.42	$130.04
% increase (decrease)	4.6%	4.1%
Adjusted cruise costs excluding fuel per ALBD	$114.09	$113.48	$105.78
% increase (decrease)	7.9%	7.3%

(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income (loss) and adjusted EBITDA	•Net income (loss)	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Adjusted free cash flow	•Cash from (used in) operations	•Impact on Liquidity Level
•Net per diems	•Gross margin per diems	•Cruise Segments Performance
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Gross cruise costs per ALBD	•Cruise Segments Performance
•Adjusted return on invested capital (“ROIC”)	—	•Company Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income (loss) and adjusted earnings per share provide additional information to us and investors about our future earnings performance by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other gains and losses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA provides additional information to us and investors about our core operating profitability by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP.

Adjusted free cash flow provides additional information to us and investors to assess our ability to repay our debt after making the capital investments required to support ongoing business operations and value creation as well as the impact on the company’s liquidity level. Adjusted free cash flow represents net cash provided by operating activities adjusted for capital expenditures (purchases of property and equipment) and proceeds from export credits that are provided for related capital expenditures. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Net per diems and net yields enable us and investors to measure the performance of our cruise segments on a per PCD and per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net per diems and net yields. We believe that adjusted gross margin is a more meaningful measure in determining net per diems and net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. We exclude fuel expense to calculate adjusted cruise costs excluding fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Adjusted ROIC provides additional information to us and investors about our operating performance relative to the capital we have invested in the company. We define adjusted ROIC as the twelve-month adjusted net income (loss) before interest expense and interest income divided by the monthly average of debt plus equity minus construction-in-progress, excess cash, goodwill and intangibles.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net yields, net per diems, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the current periods’ currency exchange rates have remained constant with the prior periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.